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                                                                    EXHIBIT 1.1

                             UNDERWRITING AGREEMENT


                                                                    May 14, 1999

Armstrong World Industries, Inc.
2500 Columbia Avenue
Lancaster, Pennsylvania 17603

Dear Sirs and Mesdames:

      We (the "Manager") are acting on behalf of the underwriter or underwriters (including ourselves) named below (such underwriter or underwriters being herein called the "Underwriters"), and we understand that Armstrong World Industries, Inc., a Pennsylvania corporation (the "Company"), proposes to issue and sell $200,000,000 aggregate initial offering price of 7.45% Senior Notes due May 15, 2029 (the "Debt Securities"). The Debt Securities are also referred to herein as the Offered Securities. The Debt Securities will be issued pursuant to the provisions of an Indenture dated as of December 23, 1998 (the "Indenture") between the Company and The First National Bank of Chicago, as Trustee (the "Trustee").

     Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell to the several Underwriters, and each Underwriter agrees, severally and not jointly, to purchase from the Company the principal amount of Debt Securities set forth below opposite their names at a purchase price of 99.007% of the principal amount of Debt Securities, plus accrued interest, if any, from May 19, 1999 to the date of payment and delivery:

             ----                -----------------------------------
             Name                Principal Amount of Debt Securities

Salomon Smith Barney Inc............................... $ 80,000,000
J.P. Morgan Securities Inc.............................   80,000,000
BancOne Capital Markets, Inc...........................   13,334,000
Barclays Capital.......................................   13,333,000
                                                        ------------
HSBC Securities, Inc...................................   13,333,000
                                                        ------------
     Total............................................. $200,000,000

     The Underwriters will pay for the Offered Securities upon delivery thereof at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017 at 10:00 a.m. New York time on May 19, 1999 , or at such other time, not later than 5:00 p.m. New York time on May 26, 1999, as shall be designated by the Manager. The time and date of such payment and delivery are hereinafter referred to as the Closing Date.
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     The Offered Securities shall have the terms set forth in the Prospectus dated March 16, 1999 and the Prospectus Supplement dated May 14, 1999, including the following:

Terms of Debt Securities

     Maturity Date:           May 15, 2029

     Interest Rate:           7.45%

     Redemption Provisions:   Not redeemable prior to maturity

     Interest Payment Dates:  May 15 and November 15, commencing
                              November 15, 1999.
                              Interest accrues from
                              May 19, 1999.

     Form and Denomination:   Registered form in minimum denominations
                              of $1,000.

     Price to Public:         99.882%

     Settlement and Trading: Book-entry only through DTC. The Offered Securities will trade in DTC's same day funds settlement system

     Other Terms:             N/A

     All provisions contained in the document entitled Armstrong World Industries, Inc. Underwriting Agreement Standard Provisions (Debt Securities and Preferred Stock) dated May 14, 1999, a copy of which is attached hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that (i) if any term defined in such document is otherwise defined herein, the definition set forth herein shall control, (ii) all references in such document to a type of security that is not an Offered Security shall not be deemed to be a part of this Agreement, (iii) all references in such document to a type of agreement that has not been entered into in connection with the transactions contemplated hereby shall not be deemed to be a part of this Agreement and (iv) all costs and expenses incident to the printing and delivery to the Underwriters of any preliminary prospectus and the Prospectus and any amendments or supplements thereto shall be borne by the Underwriters.

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     The Company and the Underwriters agree that the only information furnished by the Underwriters to the Company for inclusion in the Registration Statement and the Prospectus consists of (i) the first sentence of the last paragraph of text on the cover page of the Prospectus Supplement and (ii) the third paragraph, the second, third and fourth sentences of the fifth paragraph and the sixth paragraph under the caption "Underwriters".

     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below.

               Very truly yours,

               SALOMON SMITH BARNEY INC.

               Acting severally on behalf of itself
          and the several Underwriters named herein

                   /s/ Christina Mohr
               By:_________________________
               Name:  Christina Mohr
               Title: Managing Director



Accepted:

Armstrong World Industries, Inc.

   /s/ Edward R. Case
By:________________________
   Name:  Edward R. Case
   Title: Vice President

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